Exhibit 10.18

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement by and among Citizens Bancshares Corporation, a bank holding company organized under the laws of the State of Georgia (“CBC”); Citizens Trust Bank, the wholly-owned bank subsidiary of CBC (collectively, the “Employer”); and James E. Young, (the “Executive”) is entered into on this        day of December, 2008.

W I T N E S S E T H

WHEREAS, the parties entered into that certain employment agreement dated January 30, 1998 (the “Agreement”) as modified by Sections 3(d) and 8 of that certain Change in Control Agreement between CBC and the Executive dated December 1, 2005.

WHEREAS, the parties desire to amend the Agreement to comply with the final regulations issued under Internal Revenue Code Section 409A.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree, effective as of the date first written above, to amend the Agreement as follows:

1.                                       By deleting Section 1.7 in its entirety and substituting therefor the following:

“1.7                           ‘Change in Control’ means any one of the following events which may occur after January 30, 1998:

(a)                                  the acquisition by any one person, or more than one person acting as a group (other than any person or more than one person acting as a group who is considered to own more than fifty percent (50%) of the total fair market of the stock of CBC prior to such acquisition), of stock of the CBC that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the CBC;

(b)                                 within any twelve-month period (beginning on or after January 30, 1998) the date a majority of members of CBC’s board of directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of CBC’s board of directors before the date of the appointment or election;

(c)                                  within any twelve-month period (beginning on or after January 30, 1998) the acquisition by any one person, or more than one person acting as a group, of ownership of stock of CBC possessing thirty percent (30%) or more of the total voting power of the stock of CBC;

(d)                                 within any twelve-month period (beginning on or after January 1, 1998) the acquisition by any one person, or more than one person acting as a group,

of the assets of the Employer, that have a total gross fair market value of eighty-five percent (85%) or more of the total gross fair market value of all of the assets of the Employer, immediately before such acquisition or acquisitions; provided, however, that transfers to the following entities or person(s) shall not be deemed to result in a Change in Control under this subsection (d):

(i)                                     an entity that is controlled by the shareholders of CBC or Citizens Trust Bank, as applicable, immediately after the transfer;

(ii)                                  a shareholder (determined immediately before the asset transfer) of CBC or Citizens Trust Bank, as applicable, in exchange for or with respect to its stock;

(iii)                               an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by CBC or Citizens Trust Bank, as applicable;

(iv)                              a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of CBC or Citizens Trust Bank, as applicable; or

(v)                                 an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in the above subsection (d)(iv).

For purposes of this Section 1.7, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with CBC or Citizens Trust Bank, as applicable.  Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which the Executive participates in a capacity other than in the Executive’s capacity as an employee or director of CBC or Citizens Trust Bank or as a shareholder of CBC.”

2.                                       By deleting Section 1.10 in its entirety and substituting therefor the following:

“1.10                     ‘Good Reason’ shall mean, with respect to termination by the Executive, either:

(a)                                  a material diminution in the Executive’s authority, responsibilities or duties; or

(b)                                 a material breach of the terms of this Agreement by the Employer;

provided, however, that for a termination of employment by the Executive to be for Good Reason, the Executive must notify the Employer in writing of the event giving rise to Good Reason within thirty (30) days following the occurrence of the event (or if later the Executive’s knowledge of occurrence of the event) and the event must remain uncured after the expiration of thirty (30) days following the delivery of written notice of such event to the Employer by the Executive.”

3.                                       By adding the following new Section 1.10A:

“1.10A           ‘Termination of Employment’ shall mean a termination of the Executive’s employment that constitutes a separation from service under Treas. Reg. Section 1.409A-1(h).”

4.                                       By deleting Section 4.1.2 in its entirety and substituting therefor the following

“4.1.2                  Without Cause at any time, provided that the Employer shall give the Executive sixty (60) days’ prior written notice of its intent to terminate, in which event, if the termination constitutes a Termination of Employment, the Employer shall be required to continue to meet its obligations to the Executive under Section 5 for the twelve-month period immediately following the effective date of the termination in the same manner had the Executive’s employment not been terminated by the Employer (or, to the extent applicable, as otherwise provided by the terms of any incentive compensation program then in effect); provided, however, that the Employer’s obligations in this regard shall be contingent upon the Executive timely signing a release agreement in accordance with Section 4.7.”

5.                                       By deleting Section 4.2.1 in its entirety and substituting therefor the following

“4.2.1                  With Good Reason, provided that the Executive shall give the Employer prior written notice of his intent to terminate in accordance with Section 1.10, in which event, if the termination constitutes a Termination of Employment, the Employer shall be required to continue to meet its obligations to the Executive under Section 5 for the twelve-month period immediately following the effective date of the termination in the same manner had the Executive not terminated his employment (or, to the extent applicable, as otherwise provided by the terms of any incentive compensation program then in effect); provided, however, that the Employer’s obligations in this regard shall be contingent upon the Executive timely signing a release agreement in accordance with Section 4.7.”

6.                                       By deleting Section 4.4 in its entirety and substituting therefor the following:

“4.4                           On Change in Control.  If, within six (6) months following a Change in Control, the Employer terminates the Executive’s employment without Cause or the Executive resigns, regardless of the reason, and such termination or resignation constitutes a Termination of Employment, the Executive shall receive, as liquidated damages, in lieu of all other claims under this Agreement a lump sum severance payment equal to two (2) times the Executive’s Base Salary then in effect.  The lump sum amount shall be paid in full at a time determined by the Employer within the sixty (60) day-period immediately following the effective date of the termination.”

7.                                       By deleting from Section 4.5 the following clause “, but with respect to Incentive Compensation, the Employer shall pay the Executive only for Delinquency Rating and Uniform Financial Institution Rating Incentives which have been earned as of the date the employment relationship terminates”.

8.                                       By deleting from Section 4.6 the following clause “but with respect to Incentive Compensation, the Employer shall pay the Executive only for Delinquency Rating and Uniform Financial Institution Rating Incentives which have been earned as of the date the employment relationship terminates”.

9.                                       By deleting in its entirety Section 4.7 and substituting therefor the following:

“4.7                           Effect of Termination.  Termination of the employment of the Executive shall be without prejudice to any right or claim which may have previously accrued to either the Employer or the Executive hereunder and shall not terminate, alter, supersede or otherwise affect the terms and covenants and the rights and duties prescribed in this Agreement.  Notwithstanding any other provision of this Agreement to the contrary, as a condition of the Employer’s payment of any amount in connection with a termination of the Executive’s employment, the Executive must execute a release agreement providing for the release and discharge of the Employer and related persons and entities from any and all actions, suits, proceedings, claims, demands or causes of action in any way directly or indirectly related to or connected with the Executive’s employment with the Employer and/or the termination of the employment of the Executive by the Employer, including, but not limited to, claims relating to discrimination in employment; such execution shall be within such period of time following the Termination of Employment as is permitted by the Employer; and the Executive shall not timely revoke the release agreement during any revocation period provided pursuant to the terms of the release agreement.  All payments of severance under this Agreement shall accrue from the date of the Termination of Employment and shall be made or commence at the end of the revocation period provided pursuant to the terms of the release agreement but no later than the sixtieth (60th) day following the Executive’s Termination of Employment, with any accrued but unpaid severance being paid on the date of the first payment.  Notwithstanding any provision in the Agreement to the contrary, if the Executive is a ‘specified employee’ within the meaning of Section 409A of the Internal Revenue Code (the ‘Code’) as of his Termination of Employment, then such portion of the payments provided for in this Section 4 that would result in a tax under Code Section 409A if paid during the first six (6) months after termination of employment shall be withheld, starting with the payments latest in time during such six (6) month period, and paid to the Executive during the seventh month following the date of his Termination of Employment.  Any termination of the Executive’s employment by CBC or Citizens Trust Bank for Cause shall also be deemed a termination of the Executive’s employment with the Citizens Trust Bank or CBC, as applicable, for Cause regardless of whether the Citizens Trust Bank or CBC, as applicable, takes any separate action with respect to the Executive’s termination.”

10.                                 By deleting in its entirety Section 5.2 and substituting therefor the following:

“5.2                           Incentive Compensation.  The Executive shall be entitled to annual bonus compensation, if any, as determined by the Board of Directors of the CBC or Citizens Trust Bank, as the case may be, pursuant to any incentive compensation program as may be adopted from time to time by the Employer.  Any annual bonus earned shall be payable in a lump sum in the year following the year for which the bonus is payable in accordance with the Employer’s normal practices for the payment of short-term incentives.”

11.                                 By deleting the last sentence of Section 5.8 and substituting therefor the following:

“Upon any Termination of Employment, regardless of the reason, the Employer will pay the Executive for any vacation benefits earned, but unused, as of the effective date of the termination of this Agreement.  Such payment will be made in a lump sum within thirty (30) days following the effective date of the Termination of Employment.”

12.                                 By adding the following new Section 5.12, as follows:

“5.12                     Rules Governing Reimbursements and In-Kind Benefits.  All expenses eligible for reimbursements described in Section 4.5 and this Section 5 must be incurred during the Term of this Agreement, or the applicable post-employment period described in Section 4, to be eligible for reimbursement.  All in-kind benefits described in this Section 5 must be provided by the Employer during the Term of this Agreement.  The amount of taxable reimbursable expenses incurred, and the amount of in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year.  Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred.  Neither rights to reimbursement nor in-kind benefits are subject to liquidation or exchanges for other benefits.”

13.                                 By deleting the phrase “promptly upon demand by the prevailing party” in Section 16 and substituting therefor the phrase “within sixty (60) days after a final determination (excluding any appeals) is made with respect to the litigation.”

14.                                 By deleting Exhibit “A” in its entirety.

Except as provided herein, the terms of the Agreement, as modified by Sections 3(d) and 8 of that certain Change in Control Agreement between CBC and the Executive dated December 1, 2005, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed as of the date first above written.

Citizens Bancshares Corporation

By:
Title:

Citizens Trust Bank

By:
Title:

James E. Young